Exhibit 99.1

AMERICAN GREETINGS ANNOUNCES

FIRST QUARTER EARNINGS

•	Company reports 25 cents earnings per share from continuing operations

•	Declares 8 cent per share cash dividend

•	Begins rollout of strategic card initiative

CLEVELAND (June 29, 2006) – American Greetings Corporation (NYSE: AM) today announced its first quarter results for the fiscal quarter ended May 26, 2006, and declared an 8 cent per share cash dividend.

First Quarter Results

For the first quarter of fiscal 2007, the Company reported net sales of $406.6 million, pre-tax income from continuing operations of $18.9 million and income from continuing operations of $16.0 million or 25 cents per share (all per-share amounts assume dilution). For the first quarter of fiscal 2006, the Company reported net sales of $439.5 million, pre-tax income from continuing operations of $43.6 million and income from continuing operations of $26.9 million or 36 cents per share.

Management Comments

Chief Executive Officer Zev Weiss said, “We started our 100th year with results of the first quarter that were generally in line with our internal expectations. One of the key initiatives of our 100th year is the enhancement of both our greeting card assortments and the merchandising of those cards. The rollout of this strategic card initiative has begun. While this initiative may put downward pressure on earnings, we are pleased with the execution of the first of many phases of that rollout.”

Weiss added, “Our efforts to refinance our long-term debt were substantially completed this past quarter and they were concluded on time, within budget and with terms and conditions that will permit the simultaneous use of capital for our strategic card initiative as well as for repurchases of our own shares, as we believe both investments will grow long-term earnings per share.”

Financing Activities

During the quarter, the Company completed most of its major activities related to the refinancing of its long-term debt. During the first fiscal quarter, the Company:

1.	Increased its total senior credit facility from $200 million to $650 million by increasing its revolving credit facility from $200 million to $350 million and adding a new secured $300 million delay draw term loan.

2.	Reduced its accounts receivable securitization program from $200 million to $150 million. The reduction recognized the decline in the Company’s pool of eligible accounts receivable.

3.	Completed a tender offer for its $300 million 6.1% notes because they were putable back to the Company in August of 2008. The Company retired $277.3 million, or 92%, of its 6.1% notes. The indenture that governs the remaining bonds outstanding was amended in conjunction with the tender to eliminate certain restrictive covenants and events of default.

4.	Completed a senior unsecured notes offering. The Company issued $200 million of senior unsecured notes with a 10-year final maturity at a coupon of 7.375%. Proceeds from the issuance were used to finance the tender for the 6.1% notes.

5.	Completed an exchange offer for its convertible notes. The Company achieved a 91% success ratio in its exchange offer for its $175 million convertible subordinated notes. The exchange permits the Company to settle the conversion of the new notes in cash and stock, whereas the old notes could only be settled with stock. Assuming all of the holders of the new notes convert their bonds at maturity in mid-July, in early August of 2006, the Company expects to use $159.1 million of cash to settle a portion of the total conversion value. Based on the range of the Company’s recent stock prices, the exchange offer is expected to effectively reduce the potential dilution associated with the conversion by approximately 6.0 to 6.5 million shares.

Share Repurchases and Dividend Declaration

During the first fiscal quarter, the Company purchased, under the share repurchase program initiated in February of 2006, 2.8 million shares of common stock for $59.4 million. Including the shares purchased under the same program at the end of the fourth fiscal quarter of fiscal 2006, the Company has repurchased approximately 4.9 million shares at an average cost of $21.06 per share for $102.1 million. As of the end of the first fiscal quarter, the Company has a balance of $97.9 million available under the current repurchase program.

The Company’s Board of Directors authorized a cash dividend of 8 cents per share to be paid on July 24, 2006 to shareholders of record at the close of business on July 14, 2006.

Seasonality

Due to the seasonal nature of the Company’s business, the second fiscal quarter has historically been the Company’s weakest fiscal quarter. For the second quarter of fiscal years 2005 and 2006, the Company reported diluted earnings per share of 10 cents and 5 cents, respectively. Beyond the seasonality of the business, the Company anticipates expenses related to its strategic card and scan-based trading initiatives will continue to put downward pressure on operating earnings during the second fiscal quarter as well as for the remainder of fiscal 2007.

Conference Call on the Web

American Greetings will broadcast its conference call live on the Internet at 9:30 a.m. Eastern time today. The conference call will be accessible through the Investor Relations section of the American Greetings Web site at http://investors.americangreetings.com. A replay of the call will be available on the site.

About American Greetings Corporation

American Greetings Corporation (NYSE: AM) is one of the world’s largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, candles, stationery, calendars, educational products, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $1.9 billion. For more information on the Company, visit http://corporate.americangreetings.com.

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CONTACT:

Stephen J. Smith

VP, Treasurer and Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

Certain statements in this release, including those under “Management Comments,” “Financing Activities” and “Seasonality” may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	the Company’s ability to successfully implement its strategy to invest in its core greeting card business;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	the ability to execute share repurchase programs or the ability to achieve the desired accretive effect from such repurchases;

•	retail bankruptcies, consolidations and acquisitions, including the possibility of resulting adverse changes to retail contract terms;

•	a weak retail environment;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology on core product sales;

•	competitive terms of sale offered to customers;

•	successful implementation of supply chain improvements and achievement of projected cost savings from those improvements;

•	increases in the cost of material, energy, freight and other production costs;

•	the Company’s ability to comply with its debt covenants;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar;

•	escalation in the cost of providing employee health care;

•	successful integration of acquisitions; and

•	the outcome of any legal claims known or unknown.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators and the public’s acceptance of online greetings and other social expression products and the ability of the mobile division to compete effectively in the wireless content aggregation market.

In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

AMERICAN GREETINGS CORPORATION

FIRST QUARTER CONSOLIDATED STATEMENT OF INCOME

FISCAL YEAR ENDING FEBRUARY 28, 2007

(In thousands of dollars except share and per share amounts)

	(Unaudited)
	Three Months Ended
	May 26, 2006	May 27, 2005
Net sales	$406,571	$439,469

Costs and expenses:
Material, labor and other production costs	176,321	178,430
Selling, distribution and marketing	143,769	153,798
Administrative and general	62,006	62,475
Interest expense	12,464	9,677
Other income - net	(6,880)	(8,495)

Total costs and expenses	387,680	395,885

Income from continuing operations before income tax expense	18,891	43,584
Income tax expense	2,854	16,676

Income from continuing operations	16,037	26,908
Loss from discontinued operations, net of tax	(645)	(494)

Net income	$15,392	$26,414

Earnings per share - basic:
Income from continuing operations	$0.27	$0.40
Loss from discontinued operations	(0.01)	(0.01)

Net income	$0.26	$0.39

Earnings per share - assuming dilution:
Income from continuing operations	$0.25	$0.36
Loss from discontinued operations	(0.01)	(0.01)

Net income	$0.24	$0.35

Average number of common shares outstanding	58,137,230	68,595,786
Average number of common shares outstanding - assuming dilution	71,077,312	81,952,895
Dividends declared per share	$0.08	$0.08

AMERICAN GREETINGS CORPORATION

FIRST QUARTER CONSOLIDATED STATEMENT OF FINANCIAL POSITION

FISCAL YEAR ENDING FEBRUARY 28, 2007

(In thousands of dollars)

	(Unaudited)
	May 26, 2006	May 27, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$205,468	$210,956
Short-term investments	83,100	208,750
Trade accounts receivable, net	122,808	191,523
Inventories	237,658	230,059
Deferred and refundable income taxes	164,079	165,123
Assets of businesses held for sale	10,978	22,154
Prepaid expenses and other	211,611	209,983

Total current assets	1,035,702	1,238,548

GOODWILL	208,973	261,450
OTHER ASSETS	528,352	621,954

Property, plant and equipment - at cost	965,947	980,031
Less accumulated depreciation	661,524	652,747

PROPERTY, PLANT AND EQUIPMENT- NET	304,423	327,284

	$2,077,450	$2,449,236

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Debt due within one year	$159,122	$10,184
Accounts payable	123,457	115,569
Accrued liabilities	75,937	109,732
Accrued compensation and benefits	45,217	40,374
Income taxes	24,857	31,177
Liabilities of businesses held for sale	3,102	4,219
Other current liabilities	93,202	121,817

Total current liabilities	524,894	433,072

LONG-TERM DEBT	239,838	476,152
OTHER LIABILITIES	98,729	147,883
DEFERRED INCOME TAXES	25,144	34,612

SHAREHOLDERS’ EQUITY
Common shares - Class A	53,386	63,365
Common shares - Class B	4,225	4,213
Capital in excess of par value	401,644	376,586
Treasury stock	(732,890)	(487,563)
Accumulated other comprehensive income	23,952	14,894
Retained earnings	1,438,528	1,386,022

Total shareholders’ equity	1,188,845	1,357,517

	$2,077,450	$2,449,236

AMERICAN GREETINGS CORPORATION

FIRST QUARTER CONSOLIDATED STATEMENT OF CASH FLOWS

FISCAL YEAR ENDING FEBRUARY 28, 2007

(In thousands of dollars)

	(Unaudited)
	Three Months Ended
	May 26, 2006	May 27, 2005
OPERATING ACTIVITIES:
Net income	$15,392	$26,414
Loss from discontinued operations	645	494

Income from continuing operations	16,037	26,908
Adjustments to reconcile to net cash provided by operating activities:
(Gain) loss on disposal of fixed assets	(79)	944
Loss on extinguishment of debt	4,963	862
Depreciation and amortization	11,777	14,467
Deferred income taxes	(1,913)	7,740
Other non-cash charges	3,926	516
Changes in operating assets and liabilities, net of acquisitions:
Decrease (increase) in trade accounts receivable	22,203	(12,433)
Increase in inventories	(17,607)	(13,759)
(Increase) decrease in other current assets	(8,711)	14,415
Decrease in deferred costs - net	13,017	25,051
Decrease in accounts payable and other liabilities	(24,266)	(47,924)
Other- net	1,983	920

Cash Provided by Operating Activities	21,330	17,707

INVESTING ACTIVITIES:
Proceeds from sale of short-term investments	448,320	575,785
Purchases of short-term investments	(322,680)	(575,795)
Property, plant and equipment additions	(9,604)	(8,538)
Proceeds from sale of fixed assets	182	36
Other - net	3,223	(650)

Cash Provided (Used) by Investing Activities	119,441	(9,162)

FINANCING ACTIVITIES:
Increase in long-term debt	200,000	—
Reduction of long-term debt	(281,363)	—
Sale of stock under benefit plans	1,052	8,511
Purchase of treasury shares	(59,529)	(45,533)
Dividends to shareholders	(4,605)	(5,500)
Debt issuance costs	(7,276)	—

Cash Used by Financing Activities	(151,721)	(42,522)

DISCONTINUED OPERATIONS:
Cash used by operating activities from discontinued operations	(1,293)	(392)
Cash provided by investing activities from discontinued operations	1,657	208

Cash Provided (Used) by Discontinued Operations	364	(184)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,441	(2,682)

DECREASE IN CASH AND CASH EQUIVALENTS	(8,145)	(36,843)

Cash and Cash Equivalents at Beginning of Year	213,613	247,799

Cash and Cash Equivalents at End of Period	$205,468	$210,956